As filed with the Securities and Exchange Commission on March 29, 1994. Registration Statement No. _____________
________________________________________________________________________________

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                          HOME SHOPPING NETWORK, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                    59-2649518
(State or other jurisdiction of           (I.R.S. Employer Identification
incorporation or organization)            No.)

                             11831 30th Court North
                         St. Petersburg, Florida  33716
   (Address, including zip code, of registrant's principal executive offices)
                              ____________________

                            STOCK OPTION AGREEMENT
                     BETWEEN HOME SHOPPING NETWORK, INC.
                            AND FRANCIS SANTANGELO

                            STOCK OPTION AGREEMENT
                     BETWEEN HOME SHOPPING NETWORK, INC.
                             AND VERNON J. TROUPE

                             EMPLOYMENT AGREEMENT
                     BETWEEN HOME SHOPPING NETWORK, INC.
                             AND GERALD F. HOGAN
                          (Full title of the Plans)
                             ____________________

                           H. Steven Holtzman, Esq.
                                Senior Counsel
                           2501 118th Avenue North
                        St. Petersburg, Florida  33716
                                (813) 572-8585
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)

- --------------------------------------------------------------------------------------------------------
Title of Securities    Amount to be      Proposed Maximum       Proposed Maximum        Amount of
 to be Registered       Registered        Offering Price            Aggregate         Registration Fee
                                          Per Share              Offering Price
 Common Stock          1,104,876 (1)        $13.3125(2)            $14,708,662            $5,072
                        Shares
- --------------------------------------------------------------------------------------------------------

(1) Includes 984,876 shares underlying stock appreciation rights ("SARs"). The exact number of shares of Home Shopping Network, Inc. common stock, $.01 par value ("Common Stock") to be issued upon exercise cannot be presently determined, but is expected to be fewer than the amount registered hereunder.

(2) The average of the high and low reported sale prices of the Common Stock on March 25, 1994 has been used for the purpose of calculating the registration fee pursuant to Rule 457(c).





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
Item 3.     Incorporation of Documents by Reference

         The following documents filed by Home Shopping Network, Inc. (the "Company") with the U.S. Securities and Exchange Commission ("SEC") are incorporated as of their respective dates in this Registration Statement by reference:

         1.  Annual Report on Form 10-K for the year ended December 31, 1993.

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 1993.

         3. The description of the Company's Common Stock contained in the Company's registration statement filed pursuant to Section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person to whom this Registration Statement is delivered, upon written or oral request, (1) a copy of any information that has been incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Registration Statement incorporates) and (2) a copy of the Company's most recent Annual Report to Stockholders. Requests should be directed to Kevin J. McKeon, Senior Vice President of Accounting and Finance, Home Shopping Network, Inc., P.O. Box 9090, Clearwater, Florida 34618-9090.

Item 4.     Description of Securities


         The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock; 24,159,456 shares of Class B common stock, par value $.01 ("Class B Common Stock"); and 500,000 shares of Preferred Stock, $.01 par value. On March 18, 1994, a total of 73,920,285 shares of Common Stock (net of shares held in treasury), and 20,000,000 shares of Class B Common Stock were outstanding and are fully paid and non-assessable and have no preemptive rights.

Common Stock

         The holders of both classes of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of





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
Directors out of funds legally available for the payment of dividends. The current policy of the Board of Directors, however, is to retain earnings for the growth of the Company. In the event of the liquidation, dissolution or winding up of the Company, the holders of both classes of Common Stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities. Shares of Class B Common Stock are convertible at the option of the holder into shares of Common Stock of the Company on a share for share basis. Upon conversion of the Class B Common Stock, the shares of Class B Common Stock so converted will be retired and are not subject to reissue.

         Each outstanding share of Class B Common Stock is entitled to ten votes per share and the holders of Class B Common Stock vote together with the holders of Common Stock on all matters submitted to stockholders except for the election of 25% of the Board of Directors. Holders of Common Stock have the right to elect, and the holder of Class B Common Stock has no vote with respect to, 25% of the entire Board of Directors, rounded upward to the nearest whole number of directors. As to the election of the remaining directors, the holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock, and the holders of the Common Stock are entitled to one vote per share. There are no cumulative voting rights.

         By reason of its ownership of all of the outstanding shares of Class B Common Stock, Liberty HSN, Inc. ("LHSNI"), a Wyoming corporation and a wholly owned subsidiary of Liberty Media Corporation, a Delaware corporation, may elect the directors of the Company other than the 25% of the Board which is reserved for election by the holders of Common Stock. The difference in voting rights described above also would enable LHSNI to be able to block any takeover attempt directed at the Company.

Preferred Stock

         No Preferred Stock is presently outstanding and none will be issued as a result of this offering. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the relative rights, preferences and restrictions granted to and imposed upon any unissued series of the Preferred Stock and the designation of such series. Preferred Stock may be issued with rights, preferences and restrictions designed to prevent a takeover of the Company.

Stock Appreciation Rights

         Effective as of February 23, 1993, Gerald F. Hogan, President and Chief Executive Officer of the Company, entered into a four-year employment agreement with the Company which is automatically renewable for successive one year terms unless either party provides 180 days written notice to the other party. Pursuant to





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
the agreement, Mr. Hogan received SARs with respect to 984,876 shares of the Company's Common Stock at an exercise price of $8.25 per share. The SARs vest over a four year period with one-fourth of the SARs vesting on each anniversary of the effective date commencing with February 23, 1994. The SARs are exercisable in whole or in part until February 23, 2003 unless terminated earlier. The SARs will vest upon termination of employment other than for cause and will be exercisable for up to one year following the termination of employment. In the event of a change in control, whether or not Mr. Hogan has elected to terminate his employment, all unvested SARs will vest immediately prior to the change in control so that all SARs may be exercised no later than the time at which the change in control becomes effective. In the event Mr. Hogan's employment is terminated following a change in control, the vested SARs shall remain exercisable for a one year period following such termination. Upon exercise of a vested SAR, Mr. Hogan could receive cash in an amount equal to the excess of the fair market value of each share of Common Stock over $8.25. As long as the Company is a public company, Mr. Hogan may elect to receive stock in lieu of the cash exercise value of SARs. In the event the Company ceases to be a public company, SARs may not be exercised on more than three separate occasions and may not be exercised more than once in any fiscal year of the Company during the period in which the Company is not a public company. The SARs also will vest in the event of death or disability and shall remain exercisable for a one-year period. In the event of a stock dividend, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock or other similar corporate event, appropriate adjustments will be made to the number and kind of shares subject to SARs and to the strike price of the SARs. SARs may be exercised by delivery to the Company of a written notice specifying the whole number of shares of Common Stock as to which SARs are being exercised. A change in control will be deemed to occur if Liberty ceases to be the sole beneficial owner of the Company's voting securities having a majority of the outstanding voting power of the Company or if Liberty experiences a change in control.

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is Bank of New York.

New York Stock Exchange Listing

         The Company's Common Stock is listed on the New York Stock Exchange.

Item 5.  Interests of Named Experts and Counsel
         (Not Applicable)

Item 6.  Indemnification of Directors and Officers

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any





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
person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or a proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suits by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify against such liabilities under
Section 145.





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
         The Restated Certificate of Incorporation of the Company provides the Company with the authority to indemnify directors, officers, employees and agents of the Company to the full extent allowed by the laws of the State of Delaware as those laws exist now or as they may hereafter be amended. In addition, the stockholders of the Company have approved the execution by the Company of indemnification agreements with directors and officers to the same extent as would otherwise be available to the indemnified parties if the Company had directors and officers liability insurance. Indemnification agreements have been executed by the Company and each member of the Board of Directors and certain officers of the Company.

         See Item 9 for the Company's undertaking with respect to indemnification.

Item 7.     Exemption from Registration Claimed.
            (Not Applicable)

Item 8.     Exhibits

  4.1 Stock Option Agreement Between Home Shopping Network, Inc. and Francis Santangelo

  4.2 Stock Option Agreement between Home Shopping Network, Inc. and Vernon J. Troupe

  4.3       Employment Agreement between Home Shopping Network, Inc. and Gerald
            F. Hogan

  5         Opinion of Baker & McKenzie

 23.1       Consent of KPMG Peat Marwick

 23.2       Consent of Deloitte & Touche

 24         Powers of Attorney (set forth on Signature page).

Item 9.     Undertakings

    The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a) (3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which,





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
individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933





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
Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 29th day of March, 1994.

                                          HOME SHOPPING NETWORK, INC.


                                          By: /s/ Gerald F. Hogan
                                             -------------------------------
                                              President and
                                              Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gerald F. Hogan and Kevin J. McKeon, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Gerald F. Hogan  President, Chief            March 29, 1994
- -------------------  Executive Officer and    ---------------------
Gerald F. Hogan      Director (Principal
                     Executive Officer)


/s/ Kevin J. McKeon  Senior Vice President       March 29, 1994
- -------------------  of Accounting & Finance  ---------------------
Kevin J. McKeon      (Principal Financial
                     and Accounting Officer)






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

/s/ Robert R. Bennett             Director                     March 4, 1994
- ---------------------                                       ------------------
Robert R. Bennett


/s/ John M. Draper                Director                     March 4, 1994
- ----------------------                                      ------------------
John M. Draper


/s/ J. Anthony Forstmann          Director                     March 4, 1994
- ------------------------                                    ------------------
J. Anthony Forstmann


/s/ Leo J. Hindery, Jr.           Director                     March 4, 1994
- -----------------------                                     ------------------
Leo J. Hindery, Jr.


/s/ George C. McNamee             Director                     March 4, 1994
- ---------------------                                       ------------------
George C. McNamee





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
                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER               DESCRIPTION OF DOCUMENT                        PAGE
   -------              -----------------------                        ----
     4.1                Stock Option Agreement between                  14
                        Home Shopping Network, Inc. and
                        Francis Santangelo

     4.2                Stock Option Agreement between                  18
                        Home Shopping Network, Inc. and
                        Vernon J. Troupe

     4.3                Employment Agreement between Home               20
                        Shopping Network, Inc. and
                        Gerald F. Hogan

      5                 Opinion of Baker & McKenzie                     39

    23.1                Consent of KPMG Peat Marwick                    41

    23.2                Consent of Deloitte & Touche                    43

      24                Powers of Attorney (set forth on
                          Signature page).





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